Exhibit 99.2

AMENDMENT NO. 1 TO
AMENDED AND RESTATED
AGREEMENT OF LIMITED PARTNERSHIP
FOR
TEEBANK FAMILY LIMITED PARTNERSHIP

Section 14.1 of the Amended and Restated Agreement of Limited Partnership for Teebank Family Limited Partnership (the "Partnership Agreement") provides that the Partnership may be amended from time to time upon the written consent of the General Partners.

The General Partners now deem it advisable to amend the Partnership Agreement as set forth herein, effective as of January 1, 2007.

Paragraph 7.2 is amended and restated to read as follows:

7.2 Appointment of Managing General Partner. The General Partners, if there are more than one General Partner, may appoint one of the General Partners to serve as the Managing General Partner. As between the General Partners, the Managing General Partner will have the right to make all decisions, execute all documents and take all action on behalf of the Partnership, except as otherwise expressly provided by this Agreement. The General Partners have designated Steven E. Trager as Managing General Partner and he hereby accepts his appointment as such. Steven E. Trager will continue to serve as the Managing General Partner so long as he desires to do so. In the event he suffers a disability and can no longer serve as Managing General Partner then his designated attorney-in-fact who he may have appointed under a durable Special Power of Attorney will be empowered to act, in a fiduciary capacity, as the Managing General Partner. If no one has been appointed then the other General Partner may select the Managing General Partner; if none, then the Limited Partners, by majority vote, will designate the Managing General Partner. In the event of Steven E. Trager's death, then the duly appointed fiduciary of his estate, in his fiduciary capacity only, will serve as Managing General Partner. Any succeeding Managing General Partner will succeed to all of the rights and powers of the preceding Managing General Partner.

In all other respects, the Amended and Restated Partnership Agreement, as initially adopted effective January 1, 2006, will remain in full force and effect.

Amendment No. I to Agreement of Limited Partnership Teebank Family Limited Partnership	Page 1 of 2

In order to evidence their understanding of and agreement to all the terms and conditions of this instrument, the parties have signed multiple copies of this Agreement, each one of which, when signed by all the parties, will be considered an original.

Date: [ILLEGIBLE], 2007	Jean S. Trager Trust, General Partner

By:	/s/ Steven E, Trager
Steven E. Trager, Trustee

/s/ Steven E. Trager
Steven E. Trager, General Partner

Amited Partner:

Bernard Trager	[ILLEGIBLE]

Steven E. Trager, [ILLEGIBLE] of the Steven E. Trager [ILLEGIBLE] Trust u/a dated April 3, 1995

REPUBLIC BANK & TRUST COMPANY,
Trustee of the Shelley Kusman Irrevocable Trust u/a dated January 13, 2004

Scott Trager

By:
Title:	[ILLEGIBLE]

/s/ Sheldon G. Gilman		/s/ Susan B. Cohen
Sheldon G. Gilman,		Susan B. Cohen, Trustee of the Susan B. Cohen Trust dated July 3, 1992
Trustee of the Andrew Kusman Trust, dated December 27, 1989, Limited Partner Trustee of the Michael Kusman Trust, dated December 27, 1989, Limited Partner Trustee of the Kevin Trager Trust, dated December 27, 1989, Limited Partner Trustee of the Brett Kusman Trust dated January 2, 1992, Limited Partner Trustee of the Emily Trager Trust, dated June 1, 1992, Limited Partner

Amendment No. I to Agreement of Limited Partnership Teebank Family Limited Partnership	Page 2 of 2